UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2008

KENTUCKY USA ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-141480	20-5750488
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

321 Somerset Road, Suite 1, London, KY	40741
(Address of principal executive offices)	(Zip code)

(606) 878-5987
(Registrant's telephone number, including area code)

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Effective May 29, 2008, Kentucky USA Energy, Inc. (the “Company”) closed a private placement (the “Offering”) of an 8% senior secured convertible note (the “Note”) and warrants (the “Warrants”) to purchase 2,500,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), to one institutional investor (the “Investor”) for aggregate gross proceeds of $2.5 million. The Company plans to use the proceeds of the financing to repay bridge loans, begin drilling at one or more of the five locations that, as previously disclosed, it has identified for its initial wells and for general working capital purposes.

The Note has a term of 36 months with interest only payments to be made quarterly and principal payments to be made in 24 equal monthly installments beginning on the first anniversary of the closing. The Company has the option to make the principal payments in cash and/or shares of Common Stock based upon a share price of eighty five percent (85%) of the five-day volume weighted average price (as reported by Bloomberg, LLP) of the Company’s Common Stock immediately prior to each payment date. The Note is convertible at the option of the Investor at any time until maturity, in whole or in part, at a conversion price of $1.50 per share and the Warrants are exercisable for a period of five years at a price of $1.50 per share. Each of the Note conversion price and Warrants exercise price is subject to adjustment as a result of anti-dilution protection provisions.

The Company will be required to use its best efforts to register, at the Company’s expense, the shares of Common Stock underlying the Note and the Warrants in a registration statement on Form S-1.

The Company has the right to redeem the Note, in whole or in part, at any time prior to its maturity upon three day’s prior written notice at the greater of (i) one hundred twenty percent (120%) of the principal amount to be redeemed or (ii) the product of (x) the remaining principal balance of the Note divided by the conversion price in effect on the day before such redemption notice is sent and (y) the closing sale price of the Common Stock on the day before such redemption notice is sent, plus in each case, the amount of any accrued but unpaid interest. In the event of any redemption of the Note, the Investor shall retain the Warrants and the registration rights that attached thereto.

The Company has granted the Investor a security interest in all of its existing and future acquired assets and in all of such assets of KY USA Energy, Inc., its wholly owned, operating subsidiary (“KY USA”), and of any other subsidiaries the Company may organize or acquire in the future. This security interest will be subordinate to future secured interests of certain banks and other senior debt lenders but senior to other liens. All of the obligations of the Company with respect to the Note are guaranteed by KY USA.

The Offering was conducted pursuant to the exemption from the registration requirements of the federal securities laws provided by Regulation D and/or Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and Section 4(2) of the Securities Act. The Note and Warrants were offered and sold only to “accredited investors,” as that term is defined by Rule 501 of Regulation D, and/or to persons who were neither resident in, nor citizens of, the United States. Ten percent commissions on the gross proceeds of the Offering were paid to Westminster Securities Corporation and its designees.

(c) Exhibits:

Exhibit No.	Exhibit Description

10.1	Form of Securities Purchase Agreement

10.2	Form of 8% Senior Convertible Note

10.3	Form of Warrant to Purchase Common Stock

10.4	Form of Registration Rights Agreement

10.5	Form of Security Agreement

10.6	Form of Subsidiary Guaranty

99.1	Press release issued by Kentucky USA Energy, Inc. on May 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kentucky USA Energy, Inc.

Dated: May 29, 2008	By:	/s/Steven D. Eversole
	Name:	Steven D. Eversole
	Title:	President